EXHIBIT 99.2

JOINT FILER INFORMATION

Item	Information
Name:	Banc of America Preferred Funding Corporation
Address:	214 North Tryon Street Charlotte, North Carolina 28255
Date of Event Requiring Statement (Month/Day/Year):	February 18, 2020
Issuer Name and Ticker or Trading Symbol:	NUVEEN TEXAS QUALITY MUNICIPAL INCOME FUND [NTX]
Relationship of Reporting Person(s) to Issuer:	10% Owner
If Amendment, Date Original Filed (Month/Day/Year):	Not Applicable
Individual or Joint/Group Filing:	Form filed by More than One Reporting Person
Signature:	Banc of America Preferred Funding Corporation By: Michael Jentis Name: Michael Jentis Title: Authorized Signatory Date: February 20, 2020